Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated January 9, 2015 to

Pricing Supplement No. 1, dated November 7, 2014, Pricing Supplement No. 2, dated November 12, 2014, Pricing Supplement No. 3, dated November 13 and Pricing Supplement No. 4, dated November 13, 2014 to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index

developed by BNP Paribas

Due August 8, 2022

The following issuances involved scheduled settlement between December 4, 2014 and January 9, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$200,000	147.592%	$295,184	December 18, 2014
$200,000	145.357%	$290,714	December 22, 2014
$200,000	145.357%	$290,714	December 22, 2014
$200,000	148.473%	$296,946	December 23, 2014
$100,000	148.473%	$148,473	December 23, 2014

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 4, 2014 and January 9, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$8,000,000	65.635%	$5,250,800	December 30, 2014
$7,000,000	65.635%	$4,594,450	December 30, 2014

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 4, 2014 and January 9, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,800,000	43.003%	$1,204,084	December 30, 2014
$1,000,000	40.317%	$403,170	January 7, 2015

Linked to the Rogers International Commodity Index®

— Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 4, 2014 and January 9, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	79.899%	$399,495	January 7, 2015

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$20,200,000	65.218%	$13,174,030	$1,530.82(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $78,971.90 that have been paid in respect of the securities covered by pricing supplements No. 1, No. 2, No. 3 and No.4 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $77,441.08 remain available for future offerings for such pricing supplements described above.